Exhibit 99.1

State Bancorp, Inc. Reports Fourth Quarter and Full Year 2010 Profits

• Quarterly Net Income of $3.6 million and Full Year Net Income of $11.4 million
• Quarterly Net Interest Margin of 4.04%
• Tangible Common Equity Ratio of 7.39%
• Operating Efficiency Ratio Improves to 60% for Year

Jericho, N.Y., January 24, 2011 - State Bancorp, Inc. (the “Company”) (NASDAQ–STBC), parent company of State Bank of Long Island (the “Bank”), today reported fourth quarter 2010 net income of $3.6 million, or $0.18 per diluted common share, compared to a net loss of $12.7 million, or $0.89 per diluted common share, a year ago. Full year 2010 net income was $11.4 million, or $0.57 per diluted common share, compared to a net loss of $14.8 million, or $1.16 per diluted common share, in 2009.

The increase in 2010 fourth quarter earnings resulted from several factors; most notably a $20.3 million reduction in the provision for loan losses, a $6.2 million reduction in operating expenses and an $815 thousand increase in non-interest income. Partially offsetting the foregoing improvements was a $385 thousand reduction in net interest income in 2010 versus 2009.

Commenting on the fourth quarter 2010 results, President and CEO Thomas M. O’Brien stated, “The Company’s Fourth Quarter and Full Year 2010 results further support the wisdom of the many strategic repositioning initiatives that we have undertaken over the past few years.  In the year just ended, the Company was profitable in each quarter culminating in a $3.6 million net profit for the Fourth Quarter.  While there was some anticipated profit turbulence during the course of the year, the progress realized is meaningful and exceeded our expectations in almost every category.

We have continued to reduce our operating costs, maintain strong net interest margins and kept our aggressive posture on problem credit remediation.  Non-accrual loans while higher, at $14.9 million, are within a range as a percentage of total loans that ranks well below our current local peer group average as per the September 30, 2010 FDIC Bank Call Report data, the latest data available.  Troubled Debt Restructurings have increased as we work with certain borrowers experiencing cash flow difficulties who, in each case, have substantial equity and/or collateral supporting the Bank’s debt and are actively and cooperatively working to navigate through a difficult economy.  Each of these credits had been previously classified and appropriate reserves had been calculated in prior periods.

Despite the increase in non-accrual loans at December 31, 2010, the classified loan portfolio has been reasonably stable throughout most of 2010 and we do not appear to be seeing significant net migration into classified status. That said, we remain cautious as the economy appears to be stabilizing with signs of modest growth re-appearing for the first time in several years. Meaningful loan growth continues to be a struggle but as previously reported, we are seeing better quality relationship opportunities than at any time in the past few years.

The Allowance for Loan Losses amounted to $33.1 million at December 31, 2010 representing almost 3% of total loans and 223% of total non-performing loans.  In these difficult economic periods with uncertainty still high, this loan loss allowance enables us to maintain our aggressive credit remediation posture.

At State Bancorp, we have tried to be forthright and transparent in addressing problems of the past and ultimately we believe our shareholders, employees and clients have been better served by our strategic initiatives. In the context of a severe recession that job has been more complicated than any of us would have liked but, in my opinion, we have built a management team today that is shareholder aligned and fully capable to deliver long-term growth to our investors. We are supported by a Board of Directors that is both invested in the Company’s success and diligent in providing oversight and direction.

As we look forward to 2011 with a slowly improving economy, we are optimistic about continued and growing profitability for the Company. Inevitably, there will also be accelerated banking consolidation in our markets as the need for scale and the increasing burden of regulatory costs drive M&A activity with renewed vigor.  In that context, we remain disciplined in considering various growth opportunities.  While we remain in a period of elevated risks and high charge-offs, the opportunities that lie ahead are finally becoming exciting.  In my opinion, we are building a banking franchise that is uniquely positioned in our market to provide value to our investors and the superior level of client satisfaction that should continue to burnish our reputation in the metropolitan New York market.”

Performance Highlights

•	Net Interest Margin: Net interest margin was 4.04% in the fourth quarter of 2010 versus 4.15% in the fourth quarter of 2009 and 4.16% in the third quarter of 2010;
•
Capital: The Company’s Tier I leverage capital ratio was 9.53% at December 31, 2010 versus 8.68% at December 31, 2009 and 9.33% at September 30, 2010.  The Company’s tangible common equity ratio (non-GAAP financial measure) was 7.39% at December 31, 2010 versus 6.93% at  December 31, 2009 and 7.11% at September 30, 2010;

•
Loan Loss Provision: The fourth quarter 2010 provision for loan losses decreased by $20.3 million to $2.7 million versus the fourth quarter of 2009 and increased by $200 thousand versus the third quarter of 2010. The fourth quarter 2010 provision for loan losses exceeded net charge-offs by $590 thousand;

•
Asset Quality: Although non-accrual loans increased to $15 million or 1.3% of loans outstanding at December 31, 2010 versus $7 million or 0.6% of loans outstanding at December 31, 2009 and $9 million or 0.8% of loans outstanding at September 30, 2010, total accruing loans delinquent 30 days or more declined to 2.28% of loans outstanding at December 31, 2010 versus 3.84% of loans outstanding at December 31, 2009 and 3.90% at September 30, 2010. Net loan charge-offs of $2.1 million were recorded in the fourth quarter of 2010 versus $23.7 million in the fourth quarter of 2009 and $1.3 million in the third quarter of 2010. The allowance for loan losses totaled $33 million at December 31, 2010, $29 million at December 31, 2009 and $32 million at September 30, 2010, representing 2.9%, 2.6%, and 2.9% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans, excluding non-accrual loans categorized as held for sale, was 223%, 474%, and 357% at December 31, 2010, December 31, 2009 and September 30, 2010, respectively. The Company held no other real estate owned during any of these reporting periods;

•
Operating Efficiency:  Total operating expenses for the fourth quarter of 2010 decreased by 39.9% to $9.3 million from the $15.5 million reported in the fourth quarter of 2009 and decreased by 12.0% versus the third quarter of 2010. The Company’s operating efficiency ratio improved to 52.0% in 2010 from 89.4% in the comparable 2009 period. The Company’s efficiency ratio was 60.7% in the third quarter of 2010;

•	Loans: Loans outstanding at December 31, 2010 increased by 3% to $1.1 billion versus December 31, 2009 and were up 2% versus September 30, 2010;
•
Core Deposits: Core deposits totaled $976 million at December 31, 2010 versus $995 million at December 31, 2009 and $979 million at September 30, 2010. Core deposits represented 72% of total deposits in the quarter ended December 2010, 74% of total deposits for the quarter ended December 2009 and 71% for the quarter ended September 2010.  Demand deposits decreased by 10% to $343 million at December 31, 2010 versus $381 million at December 31, 2009 and increased by 2% from $336 million at September 30, 2010.  Demand deposits represented 25% of total deposits at December 31, 2010, 28% at December 31, 2009 and 24% at September 30, 2010;

•
Performance Ratios: Return on average assets and return on average common stockholders’ equity were 0.86% and 10.12%, respectively, in the fourth quarter of 2010 and (3.09)% and (44.48)%, respectively, in the comparable 2009 period. For the third quarter of 2010, return on average assets and return on average common stockholders’ equity were 0.78% and 9.09%, respectively.

Earnings Summary for the Quarter Ended December 31, 2010
The Company recorded net income of $3.6 million during the fourth quarter of 2010 versus a net loss of $12.7 million in the comparable 2009 period. The improvement in net income in 2010 versus 2009 resulted from a $20.3 million reduction in the provision for loan losses in 2010, a decline of $6.2 million in operating expenses and an $815 thousand increase in non-interest income. Somewhat offsetting these positive factors was a $385 thousand reduction in net interest income in 2010.

The lower level of net interest income in 2010 when compared to 2009 was the result of an 11 basis point narrowing of the net interest margin in 2010 to 4.04%. The lower margin resulted principally from a reduction in the securities portfolio average yield during the fourth quarter of 2010 versus 2009.  Somewhat offsetting the lower securities portfolio yield was a reduction in the average cost of deposits, our primary funding source, in 2010.

The Company’s fourth quarter 2010 average interest-earning asset yield was 4.75% versus 5.03% in the comparable 2009 period. The average yield on loans increased by six basis points in the fourth quarter of 2010 to 5.48%. This improvement was offset by a 112 basis point decline in the average yield on the Company’s securities portfolio to 3.02% in the fourth quarter of 2010 versus 2009. The securities portfolio (excluding Federal Home Loan Bank and other restricted stock), has an unrealized positive pre-tax mark to fair value of $5 million at December 31, 2010 and an estimated weighted average life of 3.1 years, decreased by $33 million to $383 million at December 31, 2010 versus the comparable 2009 date and also decreased by $43 million from September 30, 2010.

The Company’s average cost of interest-bearing liabilities declined 26 basis points to 0.99% in the fourth quarter of 2010 versus 1.25% in the fourth quarter of 2009. The lower cost of funds resulted from growth in average savings account balances in 2010 coupled with the Company’s ongoing management of deposit rates during the past year as deposit pricing continues to ease in local markets.  Total deposits were unchanged at $1.3 billion at December 31, 2010 versus December 31, 2009 but declined by $37 million when compared to September 30, 2010. Also contributing to the reduction in 2010 funding costs was the Company’s December 2009 exchange of its high-cost $10 million, 8.25% subordinated notes for newly issued common stock. The subordinated notes were due to mature in 2013.

The provision for loan losses was $2.7 million in the fourth quarter of 2010, representing a decline of $20.3 million versus the comparable 2009 period. The provision for loan losses recorded during the fourth quarter of 2009 resulted primarily from the strategic execution of several sales of lower-quality higher-risk loans, including a significant portion of the Company’s non-accrual loans. The fourth quarter 2010 provision for loan losses exceeded net charge-offs resulting in a $590 thousand increase in the allowance for loan losses primarily due to several additions to the Company’s watch list and net risk rating changes that required higher allocated reserves.

Income from bank owned life insurance increased by $641 thousand, including a $701 thousand receivable for an insurance benefit payment at December 31, 2010. Net gains on sales of securities were $5 thousand in the fourth quarter of 2010 compared to net losses of $174 thousand for the same period last year and net gains of $733 thousand in the third quarter of 2010.

Fourth quarter 2010 total operating expenses decreased by $6.2 million or 39.9% to $9.3 million compared to the fourth quarter of 2009. This decline was primarily due to a $3.5 million reduction in credit and collection expenses resulting from a $3.0 million charge recorded in 2009 to write-down the carrying value of loans held for sale to their estimated fair value. Salaries and other employee benefits expense declined by $1.0 million in the fourth quarter of 2010 when compared to 2009 primarily as the result of a reduction in the Company’s pension and incentive compensation costs. Other operating expenses declined by $1.3 million largely due to $740 thousand in costs recorded in 2009 associated with the exchange of the Company’s subordinated notes for equity. Also contributing to the lower level of operating expenses in the fourth quarter of 2010 was a $416 thousand decline in legal expenses reflecting the lower fourth quarter 2010 accrual and the fourth quarter 2010 reclass of a third party consulting expense to other operating expenses. Partially offsetting the foregoing expense reductions was a $260 thousand increase in marketing and advertising costs in the fourth quarter of 2010 versus 2009 as the result of enhanced corporate branding efforts.

The Company recorded income tax expense of $1.9 million in the fourth quarter of 2010 versus an $8.7 million income tax benefit in the comparable period a year ago.

Earnings Summary for the Year Ended December 31, 2010
The Company recorded net income of $11.4 million for the year ended December 31, 2010, compared to a net loss of $14.8 million in 2009. The improvement in net income in 2010 resulted from multiple factors, most notably a $26.6 million decrease in the provision for loan losses, increases in net interest income and non-interest income of $2.6 million and $6.7 million, respectively, and a reduction in operating expenses of $6.5 million.

The decrease in the provision for loan losses in 2010 versus the comparable 2009 period was due to several factors, most notably the disposition of lower-quality and non-accrual loans in the fourth quarter of 2009.

The increase in net interest income was due to an 18 basis point widening of the Company’s net interest margin to 4.21% in 2010 from 4.03% a year ago.

The growth in non-interest income in 2010 resulted principally from a $2.5 million increase in net gains on sales of securities, a $4.0 million decrease in other-than-temporary impairment ("OTTI") charges on securities as the Company had no such charges in 2010 and a $440 thousand increase in income from bank owned life insurance. Deposit service charge income declined by $316 thousand in 2010 principally due to a lower volume of overdraft and other service charges.

Total operating expenses decreased by $6.5 million or 13.4% to $42.0 million in 2010 primarily due to $4.0 million in write-downs of loans held for sale to their estimated fair value in 2009 and a $942 thousand decrease in FDIC and NYS assessment expenses in 2010. The decrease in FDIC and NYS assessment expenses resulted largely from the $730 thousand FDIC special assessment recorded in the second quarter of 2009. In addition, there was $740 thousand in expenses in the fourth quarter of 2009 related to the debt for equity exchange. Partially offsetting these improvements was a $793 thousand increase in marketing and advertising expenses due to an expanded corporate advertising and branding campaign undertaken in 2010.

The Company recorded a $6.6 million income tax expense in 2010 versus a $9.6 million income tax benefit in the comparable 2009 period.

Asset Quality
Non-accrual loans totaled $15 million or 1.3% of total loans outstanding at December 31, 2010 versus $7 million or 0.6% of total loans outstanding at December 31, 2009 and $9 million or 0.8% of total loans outstanding at September 30, 2010. The $8 million increase in non-accrual loans at December 31, 2010 compared to December 31, 2009 resulted primarily from several previously classified commercial and industrial loans that became 90 days or more delinquent and were placed on non-accrual status largely during the third and fourth quarters of 2010. The $6 million increase in non-accrual loans at December 31, 2010 compared with September 30, 2010 was primarily due to the addition to non-accrual status of the aforementioned commercial and industrial loans. The allowance for loan losses as a percentage of total non-accrual loans amounted to 223% at December 31, 2010 versus 474% at December 31, 2009 and 357% at September 30, 2010.

Total accruing loans delinquent 30 days or more declined to $26 million or 2.28% of loans outstanding at December 31, 2010 versus $42 million or 3.84% of loans outstanding at December 31, 2009 and $43 million or 3.90% at September 30, 2010.

Watch list loans (consisting of criticized loans, classified loans and those loans requiring special attention but not warranting categorization as either criticized or classified) totaled $167 million at December 31, 2010, $143 million at December 31, 2009 and $164 million at September 30, 2010. Classified loans were $70 million at December 31, 2010, $81 million at December 31, 2009 and $63 million at September 30, 2010. The allowance for loan losses as a percentage of total classified loans was 47%, 35% and 52%, respectively, at the same dates.

At December 31, 2010, the Company had $27 million in troubled debt restructurings (TDRs), primarily consisting of two $10 million classified partially secured commercial and industrial (C&I) loans and a classified $6.5 million secured, performing land loan in Roslyn, New York. The borrowers requested and were granted interest rate or other concessions. These credits have been on the Company’s watch list since 2009 and 2008, respectively, and are fully advanced.  The Company had TDRs amounting to $436 thousand at December 31, 2009 and $7.2 million at September 30, 2010.

As of December 31, 2010, the Company’s allowance for loan losses amounted to $33 million or 2.9% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 2.6% at December 31, 2009 and 2.9% at September 30, 2010.

The Company recorded net loan charge-offs of $2.1 million in the fourth quarter of 2010 versus net charge-offs of $23.7 million in the fourth quarter of 2009 and $1.3 million in the third quarter of 2010. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, 0.8% for the fourth quarter of 2010, 8.5% for the fourth quarter of 2009 and 0.5% for the third quarter of 2010.

The Company has held no other real estate owned since 2005.

Capital
Total stockholders’ equity was $155 million at December 31, 2010 compared to $149 million at December 31, 2009 and $154 million at September 30, 2010. The increase in stockholders’ equity versus December 31, 2009 is largely reflective of net income earned in 2010 and the equity recorded as a result of the December 2009 exchange of the Company’s $10 million 8.25% subordinated notes for an aggregate of 1,656,600 shares of common stock valued at $6.50 each.

Cash dividends of $0.20 per share, totaling $3.3 million, were paid to the Company’s stockholders in 2010.

The Company’s return on average common stockholders’ equity was 8.04% in 2010 versus (14.71%) in 2009.

The Company has $20 million in outstanding trust preferred securities that qualify as Tier I capital. During 2010, the weighted average cost of the Company’s trust preferred securities was 3.54% versus 4.12% a year ago.

The Bank’s Tier I leverage, Tier I risk-weighted and total risk-weighted capital ratios were 9.50%, 12.23% and 13.49%, respectively, at December 31, 2010. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

The Company’s capital ratios exceeded all regulatory requirements at December 31, 2010. The Company’s tangible common equity to tangible assets ratio (non-GAAP financial measure) was 7.39% at December 31, 2010 versus 6.93% at December 31, 2009 and 7.11% at September 30, 2010.

The Company did not repurchase any of its common stock during 2010. Under the Board of Directors’ existing authorization, up to 512,348 shares may be repurchased from time to time as conditions warrant. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information
State Bancorp, Inc. is the holding company for State Bank of Long Island.  In addition to its seventeen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho.  The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Non-GAAP Disclosure
This press release includes a non-GAAP financial measure of our tangible common equity. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by generally accepted accounting principles in the United States (GAAP).  The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan or investment portfolios, demand for loan products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

Contacts:
Brian K. Finneran, Chief Financial Officer
516-465-2251
bfinneran@statebankofli.com

Anthony J. Morris, Chief Marketing &
Corporate Planning Officer
516-495-5098
amorris@statebankofli.com

STATE BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Years Ended December 31, 2010 and 2009 (unaudited)
(in thousands, except per share data)

	Three Months		Years
	2010	2009	2010	2009
Interest Income:
Interest and fees on loans	$15,389	$15,166	$61,511	$60,200
Federal funds sold and securities purchased under
agreements to resell	-	-	2	6
Securities held to maturity - taxable	216	-	257	-
Securities available for sale - taxable	2,908	4,352	14,535	17,677
Securities available for sale - tax-exempt	12	22	91	88
Dividends on Federal Home Loan Bank and other
restricted stock	38	34	126	108
Total interest income	18,563	19,574	76,522	78,079

Interest Expense:
Deposits	2,291	2,751	9,892	13,339
Temporary borrowings	20	27	89	116
Senior unsecured debt	281	281	1,122	844
Subordinated notes	-	159	-	852
Junior subordinated debentures	183	183	729	849
Total interest expense	2,775	3,401	11,832	16,000

Net interest income	15,788	16,173	64,690	62,079
Provision for loan losses	2,700	23,000	12,900	39,500
Net interest income after provision for loan losses	13,088	(6,827)	51,790	22,579

Non-Interest Income:
Service charges on deposit accounts	473	471	1,845	2,161
Other-than-temporary impairment losses on securities	-	-	-	(4,000)
Net gains (losses) on sales of securities	5	(174)	3,519	994
Income from bank owned life insurance	782	141	1,135	695
Other operating income	417	424	1,746	1,649
Total non-interest income	1,677	862	8,245	1,499
Income before operating expenses	14,765	(5,965)	60,035	24,078

Operating Expenses:
Salaries and other employee benefits	5,153	6,150	23,706	23,373
Occupancy	1,366	1,555	5,525	5,896
Equipment	289	316	1,164	1,225
Legal	(165)	251	381	784
Marketing and advertising	285	25	1,568	775
FDIC and NYS assessment	633	657	2,686	3,628
Credit and collection	194	3,680	784	5,193
Other operating expenses	1,536	2,832	6,210	7,629
Total operating expenses	9,291	15,466	42,024	48,503

Income (Loss) Before Income Taxes	5,474	(21,431)	18,011	(24,425)
Provision (benefit) for income taxes	1,919	(8,691)	6,570	(9,605)

Net Income (Loss)	3,555	(12,740)	11,441	(14,820)

Preferred dividends and accretion	518	515	2,071	2,058
Net Income (Loss) Attributable to Common Stockholders	$3,037	$(13,255)	$9,370	$(16,878)

Net Income (Loss) per Common Share - Basic	$0.19	$(0.89)	$0.57	$(1.16)
Net Income (Loss) per Common Share - Diluted	$0.18	$(0.89)	$0.57	$(1.16)

STATE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2010 and 2009 (unaudited)
(in thousands, except share and per share data)

	2010	2009
Assets:
Cash and due from banks	$23,121	$28,624
Securities held to maturity (estimated fair value of $21,890 in 2010)	22,000	-
Securities available for sale - at estimated fair value	361,158	415,985
Federal Home Loan Bank and other restricted stock	6,381	7,361
Loans (net of allowance for loan losses of
$33,078 in 2010 and $28,711 in 2009)	1,098,292	1,068,924
Loans held for sale	-	670
Bank premises and equipment - net	6,264	6,339
Bank owned life insurance	31,728	30,593
Net deferred income taxes	24,066	27,486
Prepaid FDIC assessment	5,456	7,533
Other assets	11,513	14,197

Total Assets	$1,589,979	$1,607,712

Liabilities:
Deposits:
Demand	$343,331	$381,066
Savings	632,425	613,894
Time	372,979	354,602
Total deposits	1,348,735	1,349,562
Other temporary borrowings	25,000	48,000
Senior unsecured debt	29,000	29,000
Junior subordinated debentures	20,620	20,620
Other accrued expenses and liabilities	11,772	12,015
Total Liabilities	1,435,127	1,459,197

Commitments and Contingent Liabilities

Stockholders' Equity:
Preferred stock, $0.01 par value, authorized 250,000 shares; 36,842 shares
issued and outstanding; liquidation preference of $36,842	36,245	36,016
Common stock, $0.01 par value, authorized 50,000,000 shares;
issued 17,518,827 shares in 2010 and 17,297,546 shares in 2009;
outstanding 16,695,808 shares in 2010 and 16,331,862 shares in 2009	175	173
Warrant	1,057	1,057
Surplus	179,293	178,673
Retained deficit	(51,378)	(57,432)
Treasury stock (823,019 shares in 2010 and 965,684 shares in 2009)	(13,872)	(16,276)
Accumulated other comprehensive income (net of taxes of $2,193 in
2010 and $4,150 in 2009)	3,332	6,304
Total Stockholders' Equity	154,852	148,515

Total Liabilities and Stockholders' Equity	$1,589,979	$1,607,712

STATE BANCORP, INC.
SELECTED FINANCIAL DATA
For the Three Months and Years Ended December 31, 2010 and 2009 (unaudited)
(dollars in thousands, except share and per share data)

	Three Months			Years
	2010	2009		2010	2009
Selected Average Balances (1):
Total assets	$1,635,464	$1,633,627		$1,634,035	$1,633,388
Loans - net of unearned income	$1,115,346	$1,110,890		$1,107,405	$1,116,507
Investment securities	$411,696	$419,795		$407,778	$398,689
Deposits	$1,407,599	$1,386,343		$1,403,095	$1,395,280
Stockholders' equity	$156,301	$154,222		$153,778	$151,663

Financial Performance Ratios:
Return on average assets	0.86%	(3.09	) %	0.70%	(0.91	) %
Return on average common stockholders' equity	10.12%	(44.48	) %	8.04%	(14.71	) %
Net interest margin	4.04%	4.15%		4.21%	4.03%
Operating efficiency ratio	51.96%	89.39%		59.96%	72.35%
Operating expenses as a % of average assets	2.25%	3.76%		2.57%	2.97%

Capital Ratios (2):
Tier I leverage ratio	9.53%	8.68%		9.53%	8.68%
Tier I risk-based capital ratio	12.29%	11.26%		12.29%	11.26%
Total risk-based capital ratio	13.55%	12.52%		13.55%	12.52%
Tangible common equity ratio (3)	7.39%	6.93%		7.39%	6.93%

Common Share Data:
Average common shares outstanding	16,320,293	14,931,175		16,262,860	14,500,855
Period-end common shares outstanding	16,695,808	16,331,862		16,695,808	16,331,862
Tangible book value per common share (2)	$7.04	$6.82		$7.04	$6.82
Cash dividends per common share	$0.05	$0.05		$0.20	$0.20

(1) Weighted daily average balance for period noted.

(2) At period end.

(3) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratio as of December 31, 2010, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

Total stockholders' equity	$154,852	Total assets			$1,589,979
Less: preferred stock	(36,245)	Less: intangible assets			-
Less: warrant	(1,057)	Tangible assets			$1,589,979
Total common stockholders' equity	117,550
Less: intangible assets	-
Tangible common equity	$117,550

STATE BANCORP, INC.
ASSET QUALITY ANALYSIS
(unaudited)
(dollars in thousands)

	Three Months Ended
	December 31,	September 30,	June 30,		March 31,	December 31,
	2010	2010	2010		2010	2009
Non-Performing Assets (1):
Non-accrual loans:
Commercial and industrial - general purpose	$11,017	$3,556	$1,931		$1,226	$1,317
Real estate - commercial mortgage	1,684	1,963	477		866	1,816
Real estate - residential mortgage	973	2,217	174		132	137
Real estate - residential construction	1,078	1,078	4,536		3,508	3,443
Loans to individuals	104	293	249		32	20
Total non-accrual loans	14,856	9,107	7,367		5,764	6,733

Loans 90 days or more past due and still accruing:
Real estate - commercial construction	-	-	-		-	1,400
Real estate - residential construction	-	-	-		-	2,400
Loans to individuals	1	1	9		-	-
Total loans 90 days or more past due and still accruing	1	1	9		-	3,800

Total non-performing loans	14,857	9,108	7,376		5,764	10,533
Other real estate owned	-	-	-		-	-
Total non-performing assets	$14,857	$9,108	$7,376		$5,764	$10,533

Total non-accrual loans/total loans	1.31%	0.82%	0.67%		0.53%	0.61%
Total non-performing loans/total loans	1.31%	0.82%	0.67%		0.53%	0.96%

Provision and Allowance for Loan Losses:
Balance at beginning of period	$32,488	$31,259	$25,531		$28,711	$29,401
Charge-offs	(2,151)	(1,261)	(151)		(6,036)	(23,880)
Recoveries	41	(10)	429		606	190
Net charge-offs	(2,110)	(1,271)	278		(5,430)	(23,690)
Provision for loan losses	2,700	2,500	5,450		2,250	23,000
Balance at end of period	$33,078	$32,488	$31,259		$25,531	$28,711

Allowance for loan losses/non-accrual loans (1) (2)	223%	357%	444%		473%	474%
Allowance for loan losses/non-performing loans (1) (2)	223%	357%	443%		473%	291%
Allowance for loan losses/total loans (1) (2)	2.92%	2.92%	2.84%		2.33%	2.62%

Net Charge-Offs (Recoveries):
Commercial and industrial - general purpose	$1,030	$175	$(145)		$331	$2,908
Real estate - commercial mortgage	(15)	(13)	(35)		5,662	5,681
Real estate - residential mortgage	(6)	-	(3)		-	1,248
Real estate - commercial construction	900	-	-		(560)	1,555
Real estate - residential construction	-	1,088	(99)		-	12,284
Loans to individuals	201	21	4		(3)	14
Total net charge-offs (recoveries)	$2,110	$1,271	$(278)		$5,430	$23,690

Net charge-offs (recoveries) (annualized)/average loans	0.75%	0.46%	(0.10	) %	2.00%	8.46%

Delinquencies and Non-Accrual Loans as a % of Total Loans (1):
Loans 30 - 59 days past due	0.18%	2.73%	1.70%		2.37%	0.75%
Loans 60 - 89 days past due	2.10%	1.17%	0.87%		0.64%	2.74%
Loans 90 days or more past due and still accruing	0.00%	0.00%	0.00%		0.00%	0.35%
Total accruing past due loans and leases	2.28%	3.90%	2.57%		3.01%	3.84%
Non-accrual loans	1.31%	0.82%	0.67%		0.53%	0.61%
Total delinquent and non-accrual loans	3.59%	4.72%	3.24%		3.54%	4.45%

(1) At period end.
(2) Excluding loans held for sale.

STATE BANCORP, INC.
NET INTEREST INCOME ANALYSIS
For the Three Months Ended December 31, 2010 and 2009 (unaudited)
(dollars in thousands)

	2010			2009
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
Assets:
Interest-earning assets:
Securities (2)	$411,696	$3,135	3.02%	$419,795	$4,383	4.14%
Federal Home Loan Bank and other restricted stock	5,679	38	2.65	5,901	34	2.29
Interest-bearing deposits	19,022	9	0.19	9,991	2	0.08
Loans (3)	1,115,346	15,399	5.48	1,110,890	15,177	5.42
Total interest-earning assets	1,551,743	$18,581	4.75%	1,546,577	$19,596	5.03%
Non-interest-earning assets	83,721			87,050
Total Assets	$1,635,464			$1,633,627

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits	$677,277	$819	0.48%	$609,967	$1,051	0.68%
Time deposits	380,636	1,472	1.53	393,564	1,700	1.71
Total savings and time deposits	1,057,913	2,291	0.86	1,003,531	2,751	1.09
Federal funds purchased	120	-	-	-	-	-
Other temporary borrowings	7,891	20	1.01	16,174	27	0.66
Senior unsecured debt	29,000	281	3.84	29,000	281	3.84
Subordinated notes	-	-	-	6,848	159	9.21
Junior subordinated debentures	20,620	183	3.52	20,620	184	3.54
Total interest-bearing liabilities	1,115,544	2,775	0.99	1,076,173	3,402	1.25
Demand deposits	349,686			382,812
Other liabilities	13,933			20,420
Total Liabilities	1,479,163			1,479,405
Stockholders' Equity	156,301			154,222
Total Liabilities and Stockholders' Equity	$1,635,464			$1,633,627
Net interest income/margin		15,806	4.04%		16,194	4.15%
Less tax-equivalent basis adjustment		(18)			(21)
Net interest income		$15,788			$16,173

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $8 and $10 in 2010 and 2009, respectively.
(3) Interest on loans includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $10 and $11 in 2010 and 2009, respectively.

STATE BANCORP, INC.
NET INTEREST INCOME ANALYSIS
For the Years Ended December 31, 2010 and 2009 (unaudited)
(dollars in thousands)

	2010			2009
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
Assets:
Interest-earning assets:
Securities (2)	$407,778	$14,899	3.65%	$398,689	$17,781	4.46%
Federal Home Loan Bank and other restricted stock	5,768	126	2.18	5,783	108	1.87
Securities purchased under agreements to resell	885	2	0.23	4,890	6	0.12
Interest-bearing deposits	15,256	27	0.18	16,072	26	0.16
Loans (3)	1,107,405	61,550	5.56	1,116,507	60,257	5.40
Total interest-earning assets	1,537,092	$76,604	4.98%	1,541,941	$78,178	5.07%
Non-interest-earning assets	96,943			91,447
Total Assets	$1,634,035			$1,633,388

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits	$624,053	$3,634	0.58%	$600,095	$4,629	0.77%
Time deposits	416,895	6,258	1.50	444,206	8,710	1.96
Total savings and time deposits	1,040,948	9,892	0.95	1,044,301	13,339	1.28
Federal funds purchased	74	-	-	225	1	0.44
Securities sold under agreements to repurchase	-	-	-	863	4	0.46
Other temporary borrowings	10,386	89	0.86	15,805	111	0.70
Senior unsecured debt	29,000	1,122	3.87	21,929	844	3.85
Subordinated notes	-	-	-	9,205	852	9.26
Junior subordinated debentures	20,620	729	3.54	20,620	850	4.12
Total interest-bearing liabilities	1,101,028	11,832	1.07	1,112,948	16,001	1.44
Demand deposits	362,146			350,979
Other liabilities	17,083			17,798
Total Liabilities	1,480,257			1,481,725
Stockholders' Equity	153,778			151,663
Total Liabilities and Stockholders' Equity	$1,634,035			$1,633,388
Net interest income/margin		64,772	4.21%		62,177	4.03%
Less tax-equivalent basis adjustment		(82)			(98)
Net interest income		$64,690			$62,079

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $43 and $42 in 2010 and 2009, respectively.
(3) Interest on loans includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $39 and $56 in 2010 and 2009, respectively.